Exhibit 99

CDW Reports Full Year and Fourth Quarter Results for 2010;
Company Achieves Record Annual Sales and Adjusted EBITDA

Full year 2010 highlights:

  Record sales of $8.801 billion, up 22.9 percent year-over-year
  Record Adjusted EBITDA of $601.8 million, up 29.3 percent year-over-year
  Sales growth significantly faster than market

Fourth quarter 2010 highlights:

  Sales of $2.269 billion, up 15.5 percent year-over-year
  Fourth consecutive quarter of year-over-year double digit sales growth
  Adjusted EBITDA of $145.9 million, up 20.9 percent year-over-year
  Reduced 2014-2015 aggregate debt maturities from $3.4 billion to $1.7 billion

VERNON HILLS, Ill.--(BUSINESS WIRE)--February 16, 2011--CDW Corporation, a leading multi-brand technology solutions provider to business, government and education, today announced fourth quarter and full year 2010 results.

“2010 was a record year for sales, gross profit and Adjusted EBITDA. By staying focused on the customer throughout the downturn, we were able to grow significantly faster than the IT market when customer spending picked up,” said John A. Edwardson, chairman and chief executive officer. “I’m particularly proud of our 6200 plus coworkers, who provide industry leading customer service and delivered significant productivity improvements in 2010 as measured by sales per coworker.”

“We achieved strong double digit revenue growth across our corporate and public segments, and in our hardware, software and services categories,” continued Thomas E. Richards, president and chief operating officer. “We delivered these strong top-line results while improving our Adjusted EBITDA margin from 6.5 percent in 2009 to 6.8 percent in 2010 and making investments in the business and coworkers.”

“As we enter 2011, we plan to accelerate our investment in selling resources and service delivery capabilities so that we continue to profitably outpace market growth,” added Edwardson.

Fourth Quarter of 2010:

Total sales in the fourth quarter of 2010 were $2.269 billion compared to $1.964 billion in the fourth quarter of 2009, an increase of 15.5 percent. Average daily sales in the fourth quarter of 2010 were $36.0 million compared to $31.2 million in the fourth quarter of 2009, also representing a 15.5 percent increase. There were 63 billing days in both the fourth quarter of 2010 and the fourth quarter of 2009.

  Total Corporate segment sales in the fourth quarter of 2010 were $1.299 billion compared to $1.087 billion in the fourth quarter of 2009, representing an increase of 19.5 percent. Sales growth in the Corporate segment was driven by strong performance in both the Medium/Large sales channel and our Small Business sales channel.
  Total Public segment sales in the fourth quarter of 2010 were $858 million compared to $790 million in the fourth quarter of 2009, representing an increase of 8.6 percent. Sales growth in our Public segment was led by especially strong performance in our Healthcare sales channel.

Gross profit for the fourth quarter of 2010 was $356.8 million compared to $302.6 million in the fourth quarter of 2009, representing an increase of 17.9 percent. Gross profit margin was 15.7 percent in the fourth quarter of 2010 compared to 15.4 percent in the same period of 2009, as the year-over-year gross margin percent improved for the third consecutive quarter. The increase in gross profit margin was primarily due to favorable price/mix.

Total SG+A including Advertising expense was $275.6 million in the fourth quarter of 2010 compared to $244.0 million in the fourth quarter of 2009, representing an increase of 12.9 percent. The increase in total SG+A expenses in the fourth quarter of 2010 was primarily due to increased sales and other variable compensation costs such as incentive bonuses consistent with higher sales and gross profit along with increased advertising expense.

Adjusted EBITDA was $145.9 million in the fourth quarter of 2010 compared to $120.6 million in the fourth quarter of 2009, representing an increase of 20.9 percent. Adjusted EBITDA margin was 6.4 percent in the fourth quarter of 2010 compared to 6.1 percent in the fourth quarter of 2009.

The company was able to take advantage of favorable credit markets in the fourth quarter to issue $500 million of 8% senior secured notes due 2018, the proceeds of which issuance were used to pay down the company’s Term Loan due 2014. In addition, the company was able simultaneously to extend the maturity of $1.1 billion of its remaining Term Loan from 2014 to 2017. The combination of these transactions reduced the company’s 2014-2015 aggregate debt maturities from $3.4 billion to $1.7 billion which provides the company with additional financial flexibility.

Full Year 2010:

Total sales for 2010 were an all time record $8.801 billion, compared to $7.163 billion in 2009, an increase of 22.9 percent. Average daily sales for 2010 were $34.7 million compared to $28.2 million in 2009, also representing a 22.9 percent increase. There were 254 billing days in both 2010 and 2009.

  Total Corporate segment sales in 2010 were $4.834 billion compared to $3.818 billion in 2009, representing an increase of 26.6 percent. Sales growth in the Corporate segment was driven by strong performance in both our Medium/Large sales channel and the Small Business sales channel.
  Total Public segment sales in 2010 were $3.561 billion compared to $3.035 billion in 2009, representing an increase of 17.3 percent. Sales growth in the Public segment was lead by especially strong performance in our Healthcare sales channel.
  Major product categories that achieved some of the strongest year-over-year growth in 2010 were software, netcomm, and notebook/mobile devices.

Gross profit for 2010 was $1.391 billion compared to $1.133 billion in 2009, representing an increase of 22.8 percent. Gross profit margin was 15.8 percent in both 2010 and 2009, as the year-over-year gross margin percent improved in the last three quarters of 2010, after a challenging comparison in the first quarter of 2010. The increase in gross profit margin in the last three quarters of the year was primarily due to favorable price/mix.

Total SG+A including Advertising expense was $1038.1 million in 2010 as compared to $923.0 million in 2009, representing an increase of 12.5 percent. The increase in total SG+A expenses in 2010 was primarily due to increased sales and other variable compensation costs such as incentive bonuses consistent with higher sales and gross profit.

Adjusted EBITDA reached an all time record $601.8 million in 2010 compared to $465.4 million in 2009, representing an increase of 29.3 percent. The Adjusted EBITDA margin was 6.8 percent in 2010 compared to 6.5 percent in 2009.

Forward Looking Statement

The information contained in this release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, the risk factors or uncertainties identified from time to time in CDW Corporation’s filings with the Securities and Exchange Commission (“SEC”). Although CDW believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions “Forward-Looking Statements” and “Risk Factors” in CDW Corporation’s Registration Statement on Form S-4 (333-169258) filed with the SEC and declared effective by the SEC on October 25, 2010 and other subsequent filings with the SEC. CDW undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information

EBITDA and Adjusted EBITDA are non-GAAP financial measures. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to the company’s operating performance and cash flows including CDW’s ability to meet our future debt service, capital expenditures, and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in the company’s credit agreements. Reconciliations of EBITDA and Adjusted EBITDA to net loss for the three months and the full year ended December 31, 2010 and 2009 are included in the attached schedules.

About CDW

CDW is a leading provider of technology solutions for business, government, education and healthcare. Ranked No. 38 on Forbes’ list of America’s Largest Private Companies, CDW features dedicated account managers who help customers choose the right technology products and services to meet their needs. The company’s technology specialists offer expertise in designing customized solutions, while its advanced technology engineers assist customers with the implementation and long-term management of those solutions. Areas of focus include software, network communications, notebooks/mobile devices, data storage, video monitors, desktops, and printers and solutions such as virtualization, collaboration, security, mobility, data center optimization and cloud computing. CDW was founded in 1984 and employs more than 6,200 coworkers. In 2010, the company generated sales of $8.8 billion. For more information, visit CDW.com.

A live web cast of CDW’s management discussion of the fourth quarter and 2010 results will be available at www.cdw.com/investor. The web cast will begin today, February 16, 2011, at 11:00 a.m. ET / 10:00 a.m. CT. An audio replay of the call will also be available at www.cdw.com/investor for approximately two weeks.

Additional financial and operational data is provided in a series of supplemental slides available at www.cdw.com/investor.

For more information about CDW:
Visit CDW on the Internet at http://www.cdw.com. Contact CDW Investor Relations via the Internet at
investorrelations@cdw.com.

CDW is a registered trademark of CDW LLC.

CDW CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions)
(unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2010	2009	% Change	2010	2009	% Change

Net sales	$2,269.3	$1,964.5	15.5%	$8,801.2	$7,162.6	22.9%
Cost of sales	1,912.5	1,661.9	15.1	7,410.4	6,029.7	22.9

Gross profit	356.8	302.6	17.9	1,390.8	1,132.9	22.8

Selling and administrative expenses	242.4	221.6	9.3	932.1	821.1	13.5
Advertising expense	33.2	22.4	48.0	106.0	101.9	4.0
Goodwill impairment	-	6.8	nm	-	241.8	nm

Income (loss) from operations	81.2	51.8	56.9	352.7	(31.9)	nm

Interest expense, net	(103.2)	(114.3)	9.7	(391.9)	(431.7)	9.2
(Loss) gain on extinguishments of
long-term debt	(7.2)	-	nm	2.0	-	nm
Other (expense) income, net	(0.2)	(0.3)	38.1	0.2	2.4	(95.9)

Loss before income taxes	(29.4)	(62.8)	53.2	(37.0)	(461.2)	92.0

Income tax benefit	5.2	25.5	(79.5)	7.8	87.8	(91.1)

Net loss	$(24.2)	$(37.3)	35.3%	$(29.2)	$(373.4)	92.2%

CDW CORPORATION AND SUBSIDIARIES
EBITDA AND ADJUSTED EBITDA
(dollars in millions)
(unaudited)

We have included reconciliations of EBITDA and Adjusted EBITDA for the three months and years ended December 31, 2010 and 2009 below. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA, which is a measure defined in our credit agreements, means EBITDA adjusted for certain items which are described in the table below. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance and cash flows including our ability to meet our future debt service, capital expenditures, and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreements.

	Three Months Ended December 31,			Year Ended December 31,
	2010	2009	% Change	2010	2009	% Change

Net loss	$(24.2)	$(37.3)		$(29.2)	$(373.4)
Depreciation and amortization	50.9	53.0		209.4	218.2
Income tax benefit	(5.2)	(25.5)		(7.8)	(87.8)
Interest expense, net	103.2	114.3		391.9	431.7
EBITDA	124.7	104.5		564.3	188.7
Adjustments:
Goodwill impairment	-	6.8		-	241.8
Non-cash equity-based compensation	4.0	3.8		11.5	15.9
Sponsor fee	1.3	1.3		5.0	5.0
Consulting and debt-related professional fees	6.7	3.7		15.1	14.1
Loss (gain) on extinguishments of
long-term debt	7.2	-		(2.0)	-
Other adjustments (1)	2.0	0.5		7.9	(0.1)
Adjusted EBITDA	$145.9	$120.6	20.9%	$601.8	$465.4	29.3%
(1)	Other adjustments include certain severance and retention costs, equity investment gains and losses, the gain related to the extinguishment of the asset retirement obligation liability in the fourth quarter of 2010, and the gain related to the sale of Informacast software and equipment in the first quarter of 2009.

CDW CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)
(unaudited)

	December 31,
	2010	2009
Assets

Current assets:
Cash and cash equivalents	$36.6	$88.0
Accounts receivable, net of allowance for doubtful accounts
of $5.0 and $6.3, respectively	1,091.5	1,006.7
Merchandise inventory	292.8	257.8
Miscellaneous receivables	192.8	127.8
Deferred income taxes	52.8	40.0
Prepaid expenses and other	35.8	37.5
Total current assets	1,702.3	1,557.8

Property and equipment, net	158.1	165.8
Goodwill	2,209.1	2,207.4
Other intangible assets, net	1,791.2	1,951.4
Deferred financing costs, net	79.7	91.2
Other assets	3.4	2.4
Total assets	$5,943.8	$5,976.0

Liabilities and Shareholders’ Deficit

Current liabilities:
Accounts payable	$565.3	$292.3
Current maturities of long-term debt and capital leases	132.6	22.6
Accrued expenses and other liabilities	329.0	319.6
Total current liabilities	1,026.9	634.5

Long-term liabilities:
Debt and capital leases	4,157.4	4,599.3
Deferred income taxes	730.3	694.7
Other liabilities	72.7	92.2
Total long-term liabilities	4,960.4	5,386.2

Total shareholders’ deficit	(43.5)	(44.7)
Total liabilities and shareholders’ deficit	$5,943.8	$5,976.0

CDW CORPORATION AND SUBSIDIARIES
NET SALES DETAIL
(dollars in millions)
(unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2010	2009	% Change	2010	2009	% Change
Corporate:
Medium / Large	$1,036.0	$870.9	19.0%	$3,867.3	$3,014.8	28.3%
Small Business	262.8	215.9	21.7	966.3	803.4	20.3
Total Corporate	$1,298.8	$1,086.8	19.5%	$4,833.6	$3,818.2	26.6%

Public:
Government	$348.0	$372.0	(6.5)%	$1,368.6	$1,270.7	7.7%
Education	242.1	222.6	8.8	1,200.6	1,040.5	15.4
Healthcare	267.5	195.4	36.9	991.4	724.3	36.9
Total Public	$857.6	$790.0	8.6%	$3,560.6	$3,035.5	17.3%

Other	$112.9	$87.7	28.8%	$407.0	$308.9	31.8%

Total Net Sales	$2,269.3	$1,964.5	15.5%	$8,801.2	$7,162.6	22.9%

CDW CORPORATION AND SUBSIDIARIES
DEBT AND WORKING CAPITAL INFORMATION
(dollars in millions)
(unaudited)

	December 31,
	2010	2009

Debt and ABL Revolver Availability
Cash and cash equivalents	$36.6	$88.0
Total debt (1)	$4,299.6	$4,646.9
Senior secured debt	$2,371.1	$2,706.9
Borrowing base (2)	$908.5	$855.5
Revolving credit availability	$548.0	$229.8
Cash plus revolving credit availability	$584.6	$317.8

Credit Agreement Coverage Ratios
Senior secured leverage ratio (net basis)	3.9	5.6
Total net leverage ratio	7.1	9.8

Working Capital
Days of sales outstanding (DSO) (3)	43	46
Days of supply in inventory (DIO) (3)	15	15
Days of purchases outstanding (DPO) (3)	(26)	(20)
Cash conversion cycle (3)	32	41
(1)	Includes capital lease obligations and amounts owed under trade financing agreements
(2)	Amount in effect at quarter end
(3)	Based on a rolling three month average

CDW CORPORATION AND SUBSIDIARIES
CASH FLOW INFORMATION
(dollars in millions)
(unaudited)

	Year Ended December 31,
	2010	2009

Cash flows from operating activities	$426.9	$98.5
Cash flows from investing activities	(125.4)	(82.6)
Cash flows from financing activities	(353.3)	(22.8)
Effect of exchange rate changes on cash and cash equivalents	0.4	0.5
Net decrease in cash and cash equivalents	(51.4)	(6.4)
Cash and cash equivalents – beginning of period	88.0	94.4
Cash and cash equivalents – end of period	$36.6	$88.0

Supplementary disclosure of cash flow information:
Interest paid, including cash settlements on interest rate swap
agreements	$377.0	$368.8
Taxes paid, net	$48.0	$11.7

CONTACT:
CDW Corporation
Investor Inquiries:
Collin Kebo
Vice President, Financial Planning
(847) 419-6383
or
Media Inquiries:
Gary Ross
Director, Corporate Communications
(847) 371-5048